Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on January 12, 2016

Registration Statement No. 333-206924-01

*FULL PRICING * $1.2bn GM Financial/AmeriCredit (AMCAR 2016-1)

JT_LEADS: Deutsche Bank(str), BNP Paribas, JPMorgan, Morgan Stanley CO-MGRS : Barclays, Citi, Credit Suisse, Wells Fargo

CL	QTY/MMs	WAL	MDY/S&P	EXPCT	LEGAL	B-MARK	PX-SPRD	YIELD	CPN	$PX
A1	$216.000	0.23	P1/A1+	07/16	02/17	Yield	0.75%	0.750	0.75	100.00000
A2A	$240.000	0.94	Aaa/AAA	09/17	06/19	EDSF	+75	1.525	1.52	99.99985
A2B	$160.430	0.94	Aaa/AAA	09/17	06/19	1-ML	+75	—	—	100.00000
A3	$257.600	2.13	Aaa/AAA	10/18	10/20	ISWPS	+80	1.824	1.81	99.98520
B	$94.150	2.93	Aa2/AA	04/19	03/21	ISWPS	+115	2.317	2.30	99.98334
C	$116.880	3.51	A2/A	12/19	01/22	ISWPS	+165	2.908	2.89	99.99828
D	$114.940	3.96	Baa3/BBB	01/20	02/22	ISWPS	+230	3.627	3.59	99.96369
E	$27.270		< NOT OFFERED >

TICKER :	AMCAR 2016-1	REGISTRATION :	Public/SEC-registered
EXPECTED PXG :	PXD 1/12/2015	EXPECTED RATINGS	Moodys/S&P
EXPECTED SETTLE :	01/21/2016	PXG SPEED :	1.5% ABS TO 10% CALL
FIRST PAY :	02/08/2016	ERISA ELIGIBLE :	YES
BILL & DELIVER :	Deutsche Bank	MINIMUM DENOMS :	$1K x $1K

CLASS CUSIP        ISIN

A-1: 03065VAA5        US03065VAA52

A-2A: 03065VAB3        US03065VAB36

A-2B: 03065VAC1        US03065VAC19

A-3: 03065VAD9        US03065VAD91

B: 03065VAE7        US03065VAE74

C: 03065VAF4        US03065VAF40

D: 03065VAG2        US03065VAG23

E: 03065VAH0        US03065VAH06

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-503-4611.